EXHIBIT 10.4

PRIVATE & CONFIDENTIAL

28th August 2017

MR. CHOW, Chi Lin  [HKID : C671022 (9)]

Present

Dear Mr. CHOW, Chi Lin,

Employment Offer Letter

We have pleasure in offering you a full-time employment with ABV CONSULTING LIMITED (the “Company”) as Corporate Secretary effective from 1st September, 2017. The Terms and Conditions of your employment are as follows :

1.	Remuneration

Monthly Salary
•	Your monthly salary will be HKD5,000.- payable at each month end.
•	You will not be on a probation period.

Annual Bonus
•	Your annual bonus will be optional, payable at the end of each year, depending on the Company’s business results and your individual performance.

Entertainment Allowance
•	You will be given entertainment allowance of maximum HK$15,000.- for each month, by actual claims, subject to the submission of reasonable expenses receipts and subsequent approval by the Company.

Commission
•	Your commission will be calculated according to the Company’s sales & marketing incentive scheme subject to the Company’s business results and your individual performance, and it will be payable at the agreed timeframe as stipulated by the Company.

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2.	Fringe Benefits

Standard Working Time
•	Your working time will be 5 days a week (Monday to Friday), from 9:00am to 6:00pm.
•	You may be required to work on Saturday and travel aboard as when necessary.
•	No overtime allowance and travel hardship allowance will be paid.

Leave and Holidays
•	Your annual leave will be 7 days each year, any untaken annual leave will be forfeited at the end of each year.
•	You will enjoy the national legal holidays as stipulated by the HKSAR.

Mandatory Provident Fund (MPF)
•	You will be enrolled into the MPF by the Company. The Company will contribute its portion as required by legislation. You shall consider yourself to contribute your portion according to the Special Voluntary Contributions Scheme.

Medical Insurance
•	You will NOT be entitled to the medical insurance as stipulated by the Company’s policy.

3.	Obligations

•	You are expected to devote full time and due diligence to the discharge of your duties with utmost loyalty and high integrity. You hereby undertake that you shall abide by the Company’s Code of Conduct and policies.
•	Any property (including any confidential information in particular, customer database) of the Company that you may be provided with during your employment should be returned upon your departure from the Company.

4.	Confidentiality

•	You understand that you will acquire confidential information of business value to the Company during the course of your employment. You hereby agree not to divulge such confidential information (including the intellectual property of the Company) to any other parties, or to use such information for your profit except in performance of employment activities beneficial to the company.
•	You are required to observe the Company’s policy of treating all salaries and remuneration with the strictest confidence. They should not be discussed with other staff members.

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5.	Termination

•	This contract may be terminated by either party by giving one month’s written notices or salary in lieu of notice.
•	The Company reserves the right to terminate your employment at any time without notice or salary in lieu of notice should you be found guilty of misconduct or negligence.

6.	Non-Solicitation : Employees

You shall not at any time during/after the termination of your employment directly or indirectly (whether on your own account or for any other person, firm or company) solicit, entice or attempt to entice away any employee from the Company or from any group companies.

7.	Governing Law

This contract is legally binding, governed and will be enforced according to the laws of Hong Kong Special Administration Region.

Yours Sincerely,

For and on behalf of
ABV CONSULTING LIMITED	I agree to the above terms and conditions

Date : 28th August 2017	Date : 28th August 2017

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